Exhibit 99.1

June 28, 2024

Robert David Rosato

14 Otis Street

Needham, MA 02492

Dear David,

We are delighted to offer you the position of Chief Financial Officer, reporting to Denis Sheahan, starting August 1, 2024. Your compensation will be paid at a bi-weekly rate of $21,153, which equates to approximately $550,000 annually.

In addition to your core compensation, you will be eligible to participate in the Management Incentive Plan (MIP) at a target of 65% of your eligible annual base salary (prorated for 2024). Incentive payments under this program are based on the Company’s performance against pre-established measures, as well as your individualized performance. To be eligible for a payout, you must be employed with Eastern Bank at the time of payout. This is only a brief summary of the MIP. More specific information is contained in the Plan Document, which governs the administration of the Plan. You will also be eligible for an auto allowance of $8,400 per year, paid in each paycheck.

You will also be eligible to participate in the Eastern Bankshares, Inc. 2021 Equity Incentive Plan at a target of 100% of your annual base salary. Equity awards are normally granted each March, and we anticipate that your first award would be granted in the third quarter of 2024. We anticipate that 60% of this equity grant will be comprised of performance share units, calculated at the end of the 3-year vesting period. The remaining 40% of your Equity Award would be in time-vested RSUs to vest annually in three equal tranches, subject to your continued employment with Eastern.

As part of your transition to Eastern, we are also excited to offer you the following:

•

a special, one-time Restricted Stock Award of $350,000, also to be awarded in the third quarter of 2024, to vest annually in three equal tranches, subject to your continued employment with Eastern. The award agreement will specify that the shares will be subject to accelerated vesting if the Company terminates your employment for any reason other than cause in the first two years of your employment; and

•	a cash lump sum of $200,000, which is payable approximately 90 days following your date of hire.

In connection with this offer, you will also be offered the opportunity to enter into a Change in Control Agreement with Eastern, which is attached.

As an Eastern employee, we want you to feel supported by Eastern as much as you work to support our customers, colleagues, and communities. Providing you with high quality benefits is one way we show you that you are important to us. You will be eligible for all that’s Good at Eastern, including comprehensive health, life, disability, and retirement programs. Included with this offer letter is the 2024 Employee Benefits Overview. The overview describes the various benefit programs that will be available to you.

David, we look forward to working with you as a member of the Eastern team. Please feel free to contact me if you have any questions.

Very truly yours,

/s/ Kathleen C. Henry
Kathy Henry
General Counsel and CHRO

Acknowledged and Accepted:

/s/ David Rosato	July 10, 2024
David Rosato	Date